Exhibit 2.1

SEPARATION AGREEMENT

BY AND BETWEEN

LEUCADIA NATIONAL CORPORATION

AND

CRIMSON WINE GROUP, LTD.

Dated February 1, 2013

ARTICLE I	DEFINITIONS	2

1.1	Certain Definitions	2

1.2	Other Terms	5

ARTICLE II	THE CONTRIBUTION	6

2.1	Contributed Assets	6

2.2	Transfer of Contributed Assets	6

2.3	Termination of Agreements and Arrangements	6

2.4	Bank Accounts; Cash Balances	7

ARTICLE III	THE DISTRIBUTION	8

3.1	Actions at or Prior to the Effective Time	8

3.2	Conditions Precedent to Distribution	8

3.3	The Distribution	9

3.4	Authorization of Agreement	9

ARTICLE IV	ACCESS TO INFORMATION	10

4.1	Agreement for Exchange of Information; Archives	10

4.2	Ownership of Information	11

4.3	Compensation for Providing Information	11

4.4	Record Retention	12

4.5	Other Agreements Providing for Exchange of Information	12

ARTICLE V	RELEASE; INDEMNIFICATION; AND GUARANTEES	13

5.1	Release of Pre-Distribution Claims	13

5.2	General Indemnification by Crimson	14

5.3	General Indemnification by Leucadia	15

5.4	Indemnification Obligations Net of Insurance Proceeds and Other Amounts	15

5.5	Procedures for Indemnification of Third Party Claims	15

5.6	Additional Matters	17

5.7	Remedies Cumulative; Limitations of Liability	18

5.8	Survival of Indemnities	18

ARTICLE VI	OTHER AGREEMENTS	18

6.1	Further Assurances	18

6.2	Confidentiality	19

6.3	Insurance Matters	20

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6.4	Allocation of Costs and Expenses	23

6.5	Tax Matters	23

ARTICLE VII	DISPUTE RESOLUTION	24

7.1	General Provisions	24

7.2	Consideration by Senior Executives	24

7.3	Mediation	24

7.4	Specific Performance	25

7.5	Jurisdiction; Enforcement	25

ARTICLE VIII	MISCELLANEOUS	26

8.1	Governing Law	26

8.2	Survival of Covenants	26

8.3	Force Majeure	26

8.4	Notices	26

8.5	Termination	27

8.6	Severability	27

8.7	Entire Agreement	27

8.8	Assignment; No Third-Party Beneficiaries	27

8.9	Public Announcements	28

8.10	Amendment	28

8.11	Rules of Construction	28

8.12	Counterparts	28

ii

EXHIBITS

A	Crimson Amended and Restated Certificate of Incorporation
B	Crimson Amended and Restated Bylaws
C	Tax Matters Agreement
D	Administrative Services Agreement

SCHEDULE

1.1	Crimson Group

iii

SEPARATION AGREEMENT

                    This SEPARATION AGREEMENT (this “Agreement”), dated as of February 1, 2013, is by and between Leucadia National Corporation, a New York corporation (“Leucadia”), and Crimson Wine Group, Ltd., a Delaware corporation (“Crimson”). Capitalized terms used herein shall have the meanings assigned to them in Article I hereof or as otherwise expressly set forth herein.

RECITALS

                    WHEREAS, Crimson is a wholly-owned subsidiary of Leucadia engaged in the production and sale of premium, ultra-premium and luxury wines;

                    WHEREAS, the board of directors of Leucadia and the board of directors of Crimson have approved the transfer of the Contributed Assets to Crimson and its Subsidiaries (the “Contribution”), as more fully described in this Agreement;

                    WHEREAS, the board of directors of Leucadia has determined that it is advisable and in the best interests of Leucadia for Leucadia to distribute all of the outstanding shares of common stock, par value $0.01 per share, of Crimson (the “Crimson Common Stock”) to the holders of issued and outstanding common shares, par value $1.00 per share, of Leucadia (the “Leucadia Common Shares”) as of the close of business on the Record Date, on the basis of one share of Crimson Common Stock for every ten Leucadia Common Shares, provided, however, that no fractional shares shall be issued (the “Distribution”);

                    WHEREAS, Leucadia and Crimson have prepared, and Crimson has filed with the SEC, the Form 10, including the information statement contained therein, and which sets forth disclosure concerning Crimson and the Distribution;

                    WHEREAS, Leucadia and Crimson intend that, for federal income Tax purposes, the contribution of the Intercompany Indebtedness and the obligation to make the Cash Contribution and the Distribution will qualify as a reorganization within the meaning of Section 368(a) of the Code and a distribution to which Section 355 of the Code applies;

                    WHEREAS, this Agreement is intended to be a “plan of reorganization” within the meaning of Treas. Reg. 1.368-2(g) with respect to the Contribution and the Distribution; and

                    WHEREAS, it is appropriate and desirable to set forth the principal corporate transactions required to effect the Contribution and the Distribution and to set forth certain other agreements that will, following the Distribution, govern certain matters relating to the Contribution and the Distribution and the relationship of Leucadia, Crimson and their respective Subsidiaries.

                    NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

          1.1     Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

                    “Action” means any demand, action, claim, dispute, suit, countersuit, arbitration, inquiry, subpoena, proceeding or investigation of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial or otherwise) by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.

                    “Administrative Services Agreement” means the Administrative Services Agreement, attached hereto as Exhibit D, to be entered into by and between Leucadia and Crimson, and/or any of their respective Subsidiaries, at or prior to the Effective Time.

                    “Affiliate” (including, with a correlative meaning, “affiliated”) means, when used with respect to a specified Person, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person. For the purpose of this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by Contract, agreement, obligation, promise, arrangement or otherwise. It is expressly agreed that, from and after the Effective Time and for purposes of this Agreement and the Ancillary Agreements, no member of the Crimson Group shall be deemed to be an Affiliate of any member of the Leucadia Group, and no member of the Leucadia Group shall be deemed to be an Affiliate of any member of the Crimson Group.

                    “Ancillary Agreements” means the Tax Matters Agreement and the Administrative Services Agreement.

                    “Code” means the Internal Revenue Code of 1986, as amended.

                    “Contract” means any contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, license, commitment or other arrangement, understanding, undertaking, commitment or obligation, whether written or oral.

                    “Crimson Business” means the management, operation and development of the properties and assets described in Item 1 of the Form 10, as conducted by any member of the Crimson Group immediately prior to the Effective Time.

                    “Crimson Contracts” means the following Contracts, to the extent in effect immediately prior to the Effective Time:

                    (a)      any Contracts to which one or more members of the Crimson Group is a party; provided that no members of the Leucadia Group are also party to such Contracts;

                    (b)      any Contracts that relate exclusively to the Crimson Business; and

                    (c)      any Contract that is otherwise expressly contemplated pursuant to this Agreement or any of the Ancillary Agreements to be assigned to Crimson or any member of the Crimson Group.

                    “Crimson Disclosure Documents” means any registration statement (including the Form 10) filed with the SEC in the name of any member of the Crimson Group as registrant, and any prospectus, offering memorandum, offering circular or similar disclosure document, whether or not filed with the SEC or any other Governmental Authority, that is prepared in connection with any such registration statement.

                    “Crimson Group” means Crimson and each of its direct and indirect Subsidiaries as set forth on Schedule 1.1.

                    “Crimson Liabilities” means liabilities of the Crimson Group or relating to the Crimson Business or assets of Crimson.

                    “Distribution Agent” means American Stock Transfer & Trust Company, LLC (and/or its Affiliates).

                    “Effective Time” means 12:01am ET on February 25, 2013, or such other time as determined by Leucadia in accordance with Section 3.3(b).

                    “Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time that reference is made.

                    “Force Majeure” means, with respect to a party, an event beyond the reasonable control of such party (or any Person acting on its behalf), and includes acts of God, storms, floods, riots, fires, sabotage, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) or armed hostilities or other national or international calamity or one or more acts of terrorism or failure of energy sources or distribution facilities. Notwithstanding the foregoing, the receipt by a party of an unsolicited takeover offer or other acquisition proposal, even if unforeseen or unavoidable, and such party’s response thereto shall not be deemed an event of Force Majeure.

                    “Form 10” means the registration statement on Form 10 filed by Crimson with the SEC on December 7, 2012 to effect the registration of Crimson Common Stock pursuant to the Exchange Act, as such registration statement may be amended or supplemented from time to time.

                    “Governmental Authority” means any nation or government, any state, municipality or other political subdivision thereof, and any entity, body, agency, commission, department, board, bureau, court, tribunal or other instrumentality, whether federal, state, local, domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory, administrative or other similar functions of, or pertaining to, government and any executive official thereof.

                    “Group” means the Leucadia Group or the Crimson Group, as the context requires.

                    “Information Statement” means the information statement to be sent to each holder of Leucadia Common Shares in connection with the Distribution, as filed with the SEC, as such information statement may be amended or supplemented from time to time prior to the Effective Time.

                    “Law” means any national, supranational, federal, state, provincial, local or similar law (including common law), statute, code, order, ordinance, rule, regulation, treaty (including any income tax treaty), license, permit, authorization, approval, consent, decree, injunction, binding judicial or administrative interpretation or other requirement, in each case, enacted, promulgated, issued or entered by a Governmental Authority.

                    “Leucadia Business” means the businesses and operations conducted immediately prior to the Effective Time by any member of the Leucadia Group that are not included in the Crimson Business.

                    “Leucadia Disclosure Documents” means any registration statement filed with the SEC in the name of any member of the Leucadia Group as registrant, and any prospectus, offering memorandum, offering circular or similar disclosure document, whether or not filed with the SEC or any other Governmental Authority, that is prepared in connection with any such registration statement.

                    “Leucadia Group” means Leucadia and each of its direct and indirect Subsidiaries, expressly excluding the Crimson Group.

                    “Leucadia Liabilities” means liabilities of the Leucadia Group or relating to the Leucadia Business or assets of Leucadia, expressly excluding Crimson Liabilities.

                    “Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, Governmental Authority or other entity.

                    “Record Date” means February 11, 2013.

                    “SEC” means the United States Securities and Exchange Commission.

                    “Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time that reference is made.

                    “Subsidiary” or “subsidiary” means, with respect to any Person, any corporation, limited liability company, joint venture or partnership of which such Person (i) beneficially owns, either directly or indirectly, more than 50% of (A) the total combined voting power of all classes of voting securities of such Person, (B) the total combined equity interests or (C) the capital or profit interests, in the case of a partnership, or (ii) otherwise has the power to vote, either directly or indirectly, sufficient securities, or the contractual right, to elect a majority of the board of directors or similar governing body or the managing partner or managing member.

                    “Tax” has the meaning set forth in the Tax Matters Agreement.

                    “Tax Matters Agreement” means the Tax Matters Agreement, attached hereto as Exhibit C, to be entered into by and between Leucadia and Crimson at or prior to the Effective Time.

                    “Transactions” means, collectively, the Contribution, the Distribution and all other transactions contemplated by this Agreement or any Ancillary Agreement.

          1.2     Other Terms. For purposes of this Agreement, the following terms have the meanings set forth in the sections indicated.

Term	Section

Agreement	Preamble
Amended and Restated Bylaws	3.1(a)
Amended and Restated Certificate of Incorporation	3.1(a)
Cash Contribution	2.1(a)
Confidential Information	6.2(a)
Contributed Assets	2.1
Contribution	Recitals
Crimson	Preamble
Crimson Accounts	2.4(a)
Crimson Common Stock	Recitals
Crimson Indemnified Parties	5.3
Dispute	7.1(a)
Distribution	Recitals
Indemnified Party	5.4(a)
Indemnifying Party	5.4(a)
Indemnity Payment	5.4(a)
Initial Notice	7.2
Intercompany Indebtedness	2.1(a)
Leucadia	Preamble
Leucadia Accounts	2.4(a)
Leucadia Common Shares	Recitals
Leucadia Indemnified Parties	5.2
Linked	2.4(a)
Representatives	6.2(a)
Response	7.2
Shared Information	6.2(a)
Special Damages	5.8
Third Party Claim	5.5(a)

ARTICLE II

THE CONTRIBUTION

          2.1     Contributed Assets. For purposes of this Agreement, “Contributed Assets” shall mean the following assets:

                    (a)      any and all intercompany indebtedness for money borrowed by Crimson and its Subsidiaries and owed to Leucadia or any of its Subsidiaries existing immediately prior to the Effective Time (the “Intercompany Indebtedness”); and

                    (b)      cash in an amount not to exceed $20,000,000, the exact amount to be determined taking into account the amount of the Intercompany Indebtedness, such that the book value of Leucadia, after giving effect to the Contribution and the Distribution, is not reduced by more than $197,000,000 (the “Cash Contribution”).

          2.2     Transfer of Contributed Assets. On the condition that the Contribution and the Distribution would not reduce the book value of Leucadia by more than $197,000,000, Leucadia shall, and shall cause its applicable Subsidiaries to, assign, transfer, convey and deliver to Crimson or certain of Crimson’s Subsidiaries designated by Crimson, and Crimson or such Subsidiaries shall accept from Leucadia and its applicable Subsidiaries, all of Leucadia’s and such Subsidiaries’ respective direct or indirect right, title and interest in and to all the Contributed Assets as follows:

                    (a)      the Intercompany Indebtedness – to be assigned, transferred, conveyed and delivered prior to the Effective Time; and

                    (b)      the Cash Contribution – to be paid within five (5) business days of the delivery by Crimson to Leucadia and acceptance by Leucadia of a full financial reporting package for the Crimson Group for the two-month period ending February 28, 2013, such financial information to be presented in a format that is customary for the Leucadia Group, such package to be delivered to Leucadia as soon as available but in no event later than March 20, 2013.

          2.3     Termination of Agreements and Arrangements.

                    (a)      Except as set forth in Section 2.3(b), in furtherance of the releases and other provisions of Section 5.1, Crimson and each member of the Crimson Group, on the one hand, and Leucadia and each member of the Leucadia Group, on the other hand, hereby terminate, effective as of the Effective Time, any and all agreements, arrangements, commitments or understandings, whether or not in writing, solely between or among Crimson and/or any member of the Crimson Group, on the one hand, and Leucadia and/or any member of the Leucadia Group, on the other hand, effective as of the Effective Time; provided, however, to the extent that termination of any such agreement, arrangement, commitment or understanding is inconsistent with any Ancillary Agreement, such termination shall be determined pursuant to the applicable Ancillary Agreement. No such terminated agreement, arrangement, commitment or understanding (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Effective Time (or, to the extent contemplated by the proviso to the immediately preceding sentence, after the effective date of the applicable Ancillary Agreement). Each party shall, at the reasonable request of any other party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

                    (b)      The provisions of Section 2.3(a) shall not apply to this Agreement and the Ancillary Agreements (and each other agreement or instrument expressly contemplated by this Agreement or any Ancillary Agreement to be entered into or continued by any of the parties hereto or any of the members of their respective Groups), or to any of the provisions hereof and thereof.

          2.4     Bank Accounts; Cash Balances.

          Except as may be set forth in the Administrative Services Agreement:

                    (a)      Leucadia and Crimson each agrees to take, or cause the respective members of their respective Groups to take, to be effective at the Effective Time (or such earlier time as Leucadia and Crimson may agree), all actions necessary to amend all Crimson Contracts governing each bank and brokerage account owned by Crimson or any other member of the Crimson Group (collectively, the “Crimson Accounts”), so that such Crimson Accounts, if currently linked (whether by automatic withdrawal, automatic deposit or any other authorization to transfer funds from or to, hereinafter “linked”) to any bank or brokerage account owned by Leucadia or any other member of the Leucadia Group (collectively, the “Leucadia Accounts”), are de-linked from the Leucadia Accounts effective at or prior to the Effective Time.

                    (b)      Leucadia and Crimson each agrees to take, or cause the respective members of their respective Groups to take, to be effective at the Effective Time (or such earlier time as Leucadia and Crimson may agree), all actions necessary to amend all Crimson Contracts governing the Leucadia Accounts so that such Leucadia Accounts, if currently linked to a Crimson Account, are de-linked from the Crimson Accounts.

                    (c)      With respect to any outstanding checks issued by Leucadia, Crimson or any of their respective Subsidiaries prior to the Effective Time, such outstanding checks shall be honored following the Effective Time by the Person or Group owning the account on which the check is drawn with prompt reimbursement from the Person or Group that issued such check, if applicable.

                    (d)      As between Leucadia and Crimson (and the members of their respective Groups) all payments and reimbursements received after the Effective Time by either party (or member of its Group) that relate principally to a business, asset or liability of the other party (or member of its Group) shall be held by such party in trust for the use and benefit of the party entitled thereto and, promptly upon receipt by such party of any such payment or reimbursement, such party shall pay over, or shall cause the applicable member of its Group to pay over to the other party the amount of such payment or reimbursement without right of set-off.

ARTICLE III

THE DISTRIBUTION

          3.1     Actions at or Prior to the Effective Time. At or prior to the Effective Time, the following shall occur:

                    (a)      Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws. (i) Leucadia and Crimson shall each take all necessary action that may be required to provide for the adoption by Crimson of the Amended and Restated Certificate of Incorporation of Crimson in substantially the form attached hereto as Exhibit A (the “Amended and Restated Certificate of Incorporation”), and the Amended and Restated Bylaws of Crimson in substantially the form attached hereto as Exhibit B (the “Amended and Restated Bylaws”) and (ii) Crimson shall file the Amended and Restated Certificate of Incorporation of Crimson with the Secretary of State of the State of Delaware.

                    (b)      The Distribution Agent. Leucadia shall enter into a distribution agent agreement with the Distribution Agent or otherwise provide instructions to the Distribution Agent regarding the Distribution.

                    (c)      Stock-Based Employee Benefit Plans. Leucadia and Crimson shall take all actions as may be necessary to adopt a stock-based employee benefit plan of Crimson in order to satisfy the requirements of Rule 16b-3 under the Exchange Act.

          3.2     Conditions Precedent to Distribution. In no event shall the Distribution occur unless each of the following conditions shall have been satisfied (or waived by Leucadia, in whole or in part, in its sole discretion):

                    (a)      the transfer of the Intercompany Indebtedness shall have been completed in accordance with Article II of this Agreement;

                    (b)      the Form 10 filed with the SEC shall have been declared effective by the SEC, no stop order suspending the effectiveness of the Form 10 shall be in effect, no proceedings for such purpose shall be pending before or threatened by the SEC, and the Information Statement shall have been mailed to holders of Leucadia Common Shares as of the Record Date;

                    (c)      each of the Ancillary Agreements shall have been duly executed and delivered by the parties thereto;

                    (d)      Leucadia shall have received an opinion of Weil, Gotshal & Manges LLP to the effect that the contribution of the Intercompany Indebtedness and the obligation to make the Cash Contribution and the Distribution will qualify as a reorganization within the meaning of Section 368(a) of the Code and a distribution to which Section 355 of the Code applies, respectively;

                    (e)      no order, injunction or decree issued by any court of competent jurisdiction or other legal restraint or prohibition preventing consummation of the Distribution or any of the transactions related thereto, including the Contribution, shall be in effect; and

                    (f)      no event or development shall have occurred or exist that, in the judgment of the board of directors of Leucadia, in its sole discretion, makes it inadvisable to effect the Contribution, the Distribution or the other transactions contemplated hereby.

Each of the foregoing conditions is for the sole benefit of Leucadia and shall not give rise to or create any duty on the part of Leucadia or its board of directors to waive or not to waive any such condition or to effect the Contribution and the Distribution, or in any way limit Leucadia’s rights of termination set forth in this Agreement. Any determination made by Leucadia prior to the Distribution concerning the satisfaction or waiver of any or all of the conditions set forth in this Section 3.2 shall be conclusive and binding on the parties.

          3.3     The Distribution.

                    (a)     Subject to the terms and conditions set forth in this Agreement, (i) at or prior to the Effective Time, Leucadia shall deliver to the Distribution Agent for the benefit of holders of record of Leucadia Common Shares on the Record Date, certificates for such number of the issued and outstanding shares of Crimson Common Stock necessary to effect the Distribution, (ii) the Distribution shall be effective at the Effective Time and (iii) Leucadia shall instruct the Distribution Agent to distribute, at or as soon as practicable after the Effective Time, to each holder of record of Leucadia Common Shares as of the Record Date, by means of a pro rata distribution, one share of Crimson Common Stock for every ten Leucadia Common Shares, provided, however, that no fractional shares shall be issued, and any such fractional shares shall be aggregated and sold in the public market by the Distribution Agent and the aggregate net cash proceeds will be distributed pro rata to those holders of record otherwise entitled to fractional shares. Following the Effective Time, Crimson agrees to provide all certificates for shares of Crimson Common Stock that Leucadia or the Distribution Agent shall require (after giving effect to Section 3.4) in order to effect the Distribution.

                    (b)      Notwithstanding anything to the contrary contained in this Agreement, Leucadia shall, in its sole and absolute discretion, determine the Effective Time and all terms of the Distribution, including the form, structure and terms of any transactions and/or offerings to effect the Distribution and the timing of and conditions to the consummation thereof. In addition, Leucadia may at any time and from time to time, in its sole and absolute discretion, until the completion of the Distribution decide to abandon the Distribution or modify or change the terms of the Distribution, including by accelerating or delaying the timing of the consummation of all or part of the Distribution.

          3.4     Authorization of Agreement.

                    (a)      Leucadia has all requisite power, authority and legal capacity to execute and deliver this Agreement and each Ancillary Agreement to be executed by Leucadia in connection with the consummation of the Distribution, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and each of the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized and approved by all required action on the part of Leucadia. This Agreement has been, and each of the Ancillary Agreements will be at or prior to the Effective Time, duly and validly executed and delivered by Leucadia and (assuming due authorization, execution and delivery by Crimson) this Agreement constitutes, and each of the Ancillary Agreements when so executed and delivered will constitute, legal, valid and binding obligations of Leucadia, enforceable against Leucadia in accordance with its terms.

                    (b)      Crimson has all requisite power, authority and legal capacity to execute and deliver this Agreement and each Ancillary Agreement to be executed by Crimson in connection with the consummation of the Distribution, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and each of the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized and approved by all required action on the part of Crimson. This Agreement has been, and each of the Ancillary Agreements will be at or prior to the Effective Time, duly and validly executed and delivered by Crimson and (assuming due authorization, execution and delivery by Leucadia) this Agreement constitutes, and each of the Ancillary Agreements when so executed and delivered will constitute, legal, valid and binding obligations of Crimson, enforceable against Crimson in accordance with its terms.

ARTICLE IV

ACCESS TO INFORMATION

          4.1     Agreement for Exchange of Information; Archives.

                    (a)      After the Effective Time (or such earlier time as the parties may agree) and until the fifth anniversary of the date of this Agreement, each of Leucadia and Crimson, on behalf of its respective Group, agrees to provide, or cause to be provided, to the other Group, as soon as reasonably practicable after written request therefor, any information in the possession or under the control of such respective Group which the requesting party reasonably needs (i) to comply with reporting, disclosure, filing or other requirements imposed on the requesting party (including under applicable securities Laws) by a Governmental Authority having jurisdiction over the requesting party, (ii) to carry out its human resources functions or to establish, assume or administer its benefit plans or payroll functions, (iii) in order to satisfy audit, accounting or other similar requirements (except as otherwise provided in Section 4.1(d)), or (iv) to comply with its obligations under this Agreement or any Ancillary Agreement; provided, however, that in the event that any party determines that any such provision of information could be commercially detrimental, violate any Law or agreement, or waive any attorney-client privilege, the parties shall take all reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence.

                    (b)      After the Effective Time (or such earlier time as the parties may agree) and until the fifth anniversary of the date of this Agreement, (i) Crimson and its authorized accountants, counsel and other designated representatives shall have access during regular business hours (as in effect from time to time) to the documents and objects of historic significance that relate to the Crimson Business that are located in archives retained or maintained by any member of the Leucadia Group, and (ii) Crimson may obtain copies (but not originals) of documents for bona fide business purposes and may obtain objects for exhibition purposes for commercially reasonable periods of time if required for such bona fide business purposes; provided, that Crimson shall cause any such objects to be returned promptly in the same condition in which they were delivered to Crimson and Crimson shall comply with any rules, procedures or other requirements, and shall be subject to any restrictions (including prohibitions on removal of specified objects), that are then applicable to Leucadia. Nothing herein shall be deemed to restrict the access of any member of the Leucadia Group to any such documents or objects or to impose any liability on any member of the Leucadia Group if any such documents or objects are not maintained or preserved by Leucadia.

                    (c)      After the Effective Time (or such earlier time as the parties may agree) and until the fifth anniversary of the date of this Agreement, (i) Leucadia and its authorized accountants, counsel and other designated representatives shall have access during regular business hours (as in effect from time to time) to the documents and objects of historic significance that relate to the Leucadia Business that are located in archives retained or maintained by any member of the Crimson Group and (ii) Leucadia may obtain copies (but not originals) of documents for bona fide business purposes and may obtain objects for exhibition purposes for commercially reasonable periods of time if required for such bona fide business purposes; provided, that Leucadia shall cause any such objects to be returned promptly in the same condition in which they were delivered to Leucadia and Leucadia shall comply with any rules, procedures or other requirements, and shall be subject to any restrictions (including prohibitions on removal of specified objects), that are then applicable to Crimson. Nothing herein shall be deemed to restrict the access of any member of the Crimson Group to any such documents or objects or to impose any liability on any member of the Crimson Group if any such documents or objects are not maintained or preserved by Crimson.

                    (d)      Without limiting the generality of the foregoing, until the fifth Crimson fiscal year end occurring after the Effective Time (and for a reasonable period of time afterwards as required for each of Leucadia and Crimson to prepare consolidated financial statements or complete a financial statement audit for the fiscal year during which the Effective Time occurs), each of Leucadia and Crimson shall use its commercially reasonable efforts to cooperate with the other party’s information requests to enable (i) the other party to meet its timetable for dissemination of its earnings releases, financial statements and management’s assessment of the effectiveness of its disclosure controls and procedures and its internal control over financial reporting in accordance with the Exchange Act, and (ii) the other party’s accountants to timely complete their review of the quarterly financial statements and audit of the annual financial statements, including, to the extent applicable to such party, its auditor’s audit of its internal control over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 and the SEC’s and Public Company Accounting Oversight Board’s rules and auditing standards thereunder.

          4.2     Ownership of Information. Any information owned by one Group that is provided to a requesting party pursuant to Section 4.1 shall be deemed to remain the property of the providing party, except where such information is an asset of the requesting party pursuant to the provisions of this Agreement or any Ancillary Agreement. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any information requested or provided pursuant to Section 4.1.

          4.3     Compensation for Providing Information. The party requesting information agrees to reimburse the other party for the reasonable out-of-pocket costs and expenses, if any, of creating, gathering and copying such information (including any costs and expenses incurred in any review of information for purposes of protecting the privileged information of the providing party or in connection with the restoration of backup tapes for purposes of providing the requested information), to the extent that such costs are incurred in connection with such other party’s provision of information in response to the requesting party.

          4.4     Record Retention.

                    (a)      To facilitate the possible exchange of information pursuant to this Article IV and other provisions of this Agreement after the Effective Time, the parties agree to use their commercially reasonable efforts to retain all information in their respective possession or control in accordance with the policies or ordinary course practices of Leucadia or Crimson, as applicable, in effect at the Effective Time or such other policies or practices as may be reasonably adopted by the appropriate party after the Effective Time.

                    (b)      Except in accordance with its, or its applicable Subsidiaries’, policies and ordinary course practices, no party will destroy, or permit any of its Subsidiaries to destroy, any information that would, in accordance with such policies or ordinary course practices, be archived or otherwise filed in a centralized filing system by such party or its applicable Subsidiaries; provided, however, that (i) in the case of any information relating to employee benefits, no party will destroy, or permit any of its Subsidiaries to destroy, any such information until the expiration of the applicable statute of limitations (giving effect to any extensions thereof), (ii) in the case of any information relating to a pending or threatened Action (including any pending or threatened investigation by a Governmental Authority) that is known to the members of the Group in possession of such information, the parties shall reasonably cooperate with each other and (iii) no party will destroy, or permit any of its Subsidiaries to destroy, any information required to be retained by applicable Law.

                    (c)      In the event of either party’s or any of its Subsidiaries’ inadvertent failure to comply with its applicable document retention policies as required under this Section 4.4, such party shall be liable to the other party solely for the amount of any monetary fines or penalties imposed or levied against such other party by a Governmental Authority (which fines or penalties shall not include any liabilities asserted in connection with the claims underlying the applicable Action, other than fines or penalties resulting from any claim of spoliation) as a result of such other party’s inability to produce information caused by such inadvertent failure and, notwithstanding Sections 5.2 and 5.3, shall not be liable to such other party for any other liabilities.

          4.5     Other Agreements Providing for Exchange of Information.

                    (a)      Any party that receives, pursuant to a request for information in accordance with this Article IV, information that is not relevant to its request shall (i) either destroy such information or return it to the providing party and (ii) deliver to the providing party a certificate certifying that such information was destroyed or returned, as the case may be, which certificate shall be signed by an officer of the requesting party holding the title of vice president or above; provided, however, to the extent the non-relevant information is in original form

(rather than a photocopy or electronic or other reproduction thereof), such non-relevant information shall be returned to the providing party and not destroyed.

                    (b)      When any information provided by one Group to the other (other than information provided pursuant to Section 4.4) is no longer needed for the purposes contemplated by this Agreement or any Ancillary Agreement and is no longer required to be retained by applicable Law, the receiving party will promptly after request of the other party either return to the other party all information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or certify to the other party that it has destroyed such information (and such copies thereof and such notes, extracts or summaries based thereon).

ARTICLE V

RELEASE; INDEMNIFICATION; AND GUARANTEES

          5.1     Release of Pre-Distribution Claims.

                    (a)      Except as provided in the Tax Matters Agreement, effective as of the Effective Time, Crimson does hereby, for itself and each other member of the Crimson Group, their respective Subsidiaries, successors and assigns, and all Persons who at any time prior to the Effective Time have been directors, officers, agents or employees of any member of the Crimson Group (in each case, in their respective capacities as such), remise, release and forever discharge Leucadia and the other members of the Leucadia Group, their respective Subsidiaries, successors and assigns, and all Persons who at any time prior to the Effective Time have been stockholders, equityholders, directors, officers, agents or employees of any member of the Leucadia Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any Contract or agreement, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed at or before the Effective Time, including in connection with the transactions and all other activities to implement the Contribution, the Distribution and any of the other transactions contemplated hereunder and under the Tax Matters Agreement.

                    (b)      Except as provided in the Tax Matters Agreement, effective as of the Effective Time, Leucadia does hereby, for itself and each other member of the Leucadia Group, their respective Subsidiaries, successors and assigns, and all Persons who at any time prior to the Effective Time have been stockholders, directors, officers, agents or employees of any member of the Leucadia Group (in each case, in their respective capacities as such), remise, release and forever discharge Crimson, the respective members of the Crimson Group, their respective Subsidiaries, successors and assigns, and all Persons who at any time prior to the Effective Time have been directors, officers, agents or employees of any member of the Crimson Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any Contract or agreement, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed at or before the Effective Time, including in connection with the transactions and all other activities to implement the Contribution, the Distribution and any of the other transactions contemplated hereunder and under the Tax Matters Agreement.

                              In addition, nothing contained in Section 5.1(a) shall release Leucadia from indemnifying any director, officer or employee of Crimson who was a director, officer or employee of Leucadia or any of its Subsidiaries at or prior to the Effective Time, to the extent such director, officer or employee is or becomes a named defendant in any Action with respect to which he or she was entitled to such indemnification pursuant to then existing obligations, it being understood that if the underlying obligation giving rise to such Action relates to Crimson, Crimson shall indemnify Leucadia for such liability (including Leucadia’s costs to defend and indemnify the director, officer or employee) in accordance with the provisions set forth in this Article V, including Section 5.5.

                    (c)      Crimson shall not make, and shall not permit any member of the Crimson Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of indemnification, against Leucadia or any member of the Leucadia Group, or any other Person released pursuant to Section 5.1(a), with respect to any liabilities released pursuant to Section 5.1(a). Leucadia shall not, and shall not permit any member of the Leucadia Group, to make any claim or demand, or commence any Action asserting any claim or demand, including any claim of indemnification against Crimson or any member of the Crimson Group, or any other Person released pursuant to Section 5.1(b), with respect to any liabilities released pursuant to Section 5.1(b).

                    (d)      It is the intent of each of Leucadia and Crimson, by virtue of the provisions of this Section 5.1, to provide for a full and complete release and discharge of all liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed at or before the Effective Time, between or among Crimson or any member of the Crimson Group, on the one hand, and Leucadia or any member of the Leucadia Group, on the other hand (including any contractual agreements or arrangements existing or alleged to exist between or among any such members at or before the Effective Time). At any time, at the request of any other party, each party shall cause each member of its respective Group to execute and deliver releases reflecting the provisions hereof.

          5.2     General Indemnification by Crimson. Crimson shall, and shall cause the other members of the Crimson Group to, indemnify, defend and hold harmless each member of the Leucadia Group and each of their respective directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Leucadia Indemnified Parties”), from and against any and all liabilities of the Leucadia Indemnified Parties relating to, arising out of or resulting from any of the following items (without duplication):

                    (a)      any Crimson Liability; and

                    (b)      the failure of Crimson or any other member of the Crimson Group or any other Person to pay, perform or otherwise promptly discharge any Crimson Liability or Crimson Contract in accordance with its respective terms, whether prior to or after the Effective Time.

          5.3     General Indemnification by Leucadia. Leucadia shall, and shall cause the other members of the Leucadia Group to, indemnify, defend and hold harmless each member of the Crimson Group and each of their respective directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Crimson Indemnified Parties”), from and against any and all liabilities of the Crimson Indemnified Parties relating to, arising out of or resulting from any of the following items (without duplication):

                    (a)      any Leucadia Liability; and

                    (b)      the failure of any member of the Leucadia Group or any other Person to pay, perform or otherwise promptly discharge any Leucadia Liability, whether prior to or after the Effective Time.

          5.4     Indemnification Obligations Net of Insurance Proceeds and Other Amounts.

                    (a)      The amount which any party (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification under this Article V (an “Indemnified Party”) will be reduced by any insurance proceeds theretofore actually recovered by or on behalf of the Indemnified Party in respect of the related liability. If an Indemnified Party receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any liability and subsequently receives insurance proceeds, then the Indemnified Party will pay to the Indemnifying Party an amount equal to such insurance proceeds net of costs incurred with respect to receipt thereof but not exceeding the amount of the Indemnity Payment paid by the Indemnifying Party in respect of such liability.

                    (b)      An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto.

                    (c)      The amount of any Indemnity Payment pursuant to this Article V shall be reduced by the amount of any reduction in Taxes actually realized by the Indemnified Party by the end of the taxable year in which the Indemnity Payment is made, and shall be increased if and to the extent necessary to ensure that, after all required Taxes on the Indemnity Payment are paid (including Taxes applicable to any increases in the Indemnity Payment under this Section 5.4(c)), the Indemnified Party receives the amount it would have received if the Indemnity Payment was not taxable.

          5.5     Procedures for Indemnification of Third Party Claims.

                    (a)      If an Indemnified Party receives written notice that a Person (including any Governmental Authority) that is not a member of the Leucadia Group or the Crimson Group has asserted any claim or commenced any Action (collectively, a “Third Party Claim”) that may implicate an Indemnifying Party’s obligation to indemnify pursuant to Sections 5.2 or 5.3, or any other Section of this Agreement or any Ancillary Agreement, the Indemnified Party shall provide the Indemnifying Party written notice thereof as promptly as practicable (and no later than 30 days or sooner, if the nature of the Third Party Claim so requires) after becoming aware of the Third Party Claim. Such notice shall describe the Third Party Claim in reasonable detail and include copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim. Notwithstanding the foregoing, the failure of an Indemnified Party to provide notice in accordance with this Section 5.5(a) shall not relieve an Indemnifying Party of its indemnification obligations under this Agreement, except to the extent to which the Indemnifying Party is actually materially prejudiced by the Indemnified Party’s failure to provide notice in accordance with this Section 5.5(a).

                    (b)      Subject to this Section 5.5(b), Section 5.5(c) and Section 5.5(e), an Indemnifying Party may elect to defend (and seek to settle or compromise), at its own expense and with its own counsel, any Third Party Claim. Within 30 days after the receipt of notice from an Indemnified Party in accordance with Section 5.5(a) (or sooner, if the nature of the Third Party Claim so requires), the Indemnifying Party shall notify the Indemnified Party whether the Indemnifying Party will assume responsibility for defending the Third Party Claim and shall specify any reservations or exceptions to its defense. After receiving notice of an Indemnifying Party’s election to assume the defense of a Third Party Claim, whether with or without any reservations or exceptions with respect to such defense, an Indemnified Party shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the Indemnified Party shall be responsible for the fees and expenses of its counsel and, in any event, shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, information and materials in such Indemnified Party’s possession or under such Indemnified Party’s control relating thereto as are reasonably required by the Indemnifying Party. If an Indemnifying Party has elected to assume the defense of a Third Party Claim, whether with or without any reservations or exceptions with respect to such defense, then such Indemnifying Party shall be solely liable for all fees and expenses incurred by it in connection with the defense of such Third Party Claim and shall not be entitled to seek any indemnification or reimbursement from the Indemnified Party for any such fees or expenses incurred during the course of its defense of such Third Party Claim, regardless of any subsequent decision by the Indemnifying Party to reject or otherwise abandon its assumption of such defense.

                    (c)      Notwithstanding Section 5.5(b), if any Indemnified Party shall in good faith determine that there is an actual conflict of interest if counsel for the Indemnifying Party represented both the Indemnified Party and Indemnifying Party, then the Indemnified Party shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, and the Indemnifying Party shall bear the reasonable fees and expenses of one separate counsel for all Indemnified Parties, unless the existence of an actual conflict of interest requires that more than one separate counsel be retained.

                    (d)      If an Indemnifying Party elects not to assume responsibility for defending a Third Party Claim, or fails to notify an Indemnified Party of its election within 30 days after the receipt of notice from an Indemnified Party as provided in Section 5.5(b) (or sooner, if the nature of the Third Party Claim so requires), the Indemnified Party may defend the Third Party Claim at the cost and expense of the Indemnifying Party. In such case, such Indemnified Party shall be free to pursue such remedies as may be available to such party as contemplated by this

Agreement and the Ancillary Agreements without prejudice to its continuing rights to pursue indemnification hereunder. If the Indemnified Party is conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party’s expense, all witnesses, information and materials in such Indemnifying Party’s possession or under such Indemnifying Party’s control relating thereto as are reasonably required by the Indemnified Party.

                    (e)      Without the prior written consent of any Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed, no Indemnified Party may settle or compromise, or seek to settle or compromise, any Third Party Claim; provided, however, in the event that the Indemnifying Party elects not to assume responsibility for defending a Third Party Claim or fails to notify the Indemnified Party of its election within 30 days after the receipt of notice from the Indemnified Party as provided in Section 5.5(b) (or sooner, if the nature of the Third Party Claim so requires), the Indemnified Party shall have the right to settle or compromise such Third Party Claim in its sole discretion. Without the prior written consent of any Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed, no Indemnifying Party shall consent to the entry of any judgment or enter into any settlement of any pending or threatened Third Party Claim if such Indemnified Party is or could have been a party to the pending or threatened Third Party Claim and could have sought indemnity pursuant to this Section 5.5, unless such judgment or settlement is solely for monetary damages, and provides for a full, unconditional and irrevocable release of that Indemnified Party from all liability in connection with the Third Party Claim.

          5.6     Additional Matters.

                    (a)      Indemnification payments in respect of any liabilities for which an Indemnified Party is entitled to indemnification under this Article V shall be paid by the Indemnifying Party to the Indemnified Party as such liabilities are incurred upon reasonable demand by the Indemnified Party, including reasonably satisfactory documentation setting forth the basis for the amount of such indemnification payment, including documentation with respect to calculations made and consideration of any insurance proceeds that actually reduce the amount of such liabilities. The indemnity agreements contained in this Article V shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnified Party, (ii) the knowledge by the Indemnified Party of liabilities for which it might be entitled to indemnification hereunder and (iii) any termination of this Agreement.

                    (b)      Any claim on account of a liability which does not result from a Third Party Claim shall be asserted by written notice given by the Indemnified Party to the applicable Indemnifying Party. Such Indemnifying Party shall have a period of 30 days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such 30-day period, such Indemnifying Party shall be deemed to have refused to accept responsibility to make payment. If such Indemnifying Party does not respond within such 30-day period or rejects such claim in whole or in part, such Indemnified Party shall be free to pursue such remedies as may be available to such party as contemplated by this Agreement and the Ancillary Agreements without prejudice to its continuing rights to pursue indemnification hereunder.

                    (c)      If payment is made by or on behalf of any Indemnifying Party to any Indemnified Party in connection with any Third Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnified Party as to any events or circumstances in respect of which such Indemnified Party may have any right, defense or claim relating to such Third Party Claim against any claimant or plaintiff asserting such Third Party Claim or against any other Person. Such Indemnified Party shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

                    (d)      In a Third Party Claim in which the Indemnifying Party is not a named party, if either the Indemnified Party or Indemnifying Party shall so request, the parties shall endeavor to substitute the Indemnifying Party for the named party if they conclude that substitution is desirable and practical. If such substitution or addition cannot be achieved for any reason or is not requested, the named Indemnified Party shall allow the Indemnifying Party to manage the Third Party Claim as set forth in this Section 5.6(d), and the Indemnifying Party shall fully indemnify the named Indemnified Party against all liabilities.

                    (e)      For all Tax purposes, Leucadia and Crimson agree to treat (i) any payment required by this Agreement (other than payments with respect to interest accruing after the Effective Time) as either a contribution by Leucadia to Crimson or a distribution by Crimson to Leucadia, as the case may be, occurring immediately prior to the Effective Time or as a payment of an assumed or retained liability, and (ii) any payment of interest as taxable or deductible, as the case may be, to the party entitled under this Agreement to retain such payment or required under this Agreement to make such payment, in either case except as otherwise required by applicable Law.

          5.7     Remedies Cumulative; Limitations of Liability. The rights provided in this Article V shall be cumulative and, subject to the provisions of Article VII, shall not preclude assertion by any Indemnified Party of any other rights or the seeking of any and all other remedies against any Indemnifying Party. Notwithstanding the foregoing, neither Crimson or its Subsidiaries, on the one hand, nor Leucadia or its Subsidiaries, on the other hand, shall be liable to the other for any special, indirect, punitive, exemplary, remote, speculative or similar damages in excess of compensatory damages (collectively, “Special Damages”) of the other arising in connection with the Transactions (provided, that any such liability with respect to a Third Party Claim shall be considered direct damages).

          5.8     Survival of Indemnities. The rights and obligations of each of Leucadia and Crimson and their respective Indemnified Parties under this Article V shall survive the sale or other transfer by any party of any assets or businesses or the assignment by it of any liabilities.

ARTICLE VI

OTHER AGREEMENTS

          6.1     Further Assurances.

                    (a)      In addition to the actions specifically provided for elsewhere in this Agreement, each of the parties hereto will cooperate with each other and use (and will cause their respective Subsidiaries to use) commercially reasonable efforts, prior to, at and after the Effective Time, to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things reasonably necessary on its part under applicable Law or contractual obligations to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

                    (b)      Without limiting the foregoing, prior to, at and after the Effective Time, each party hereto shall cooperate with the other parties, and without any further consideration, but at the expense of the requesting party from and after the Effective Time, to execute and deliver, or use its commercially reasonable efforts to cause to be executed and delivered, all instruments, and to take all such other actions as such party may reasonably be requested to take by any other party hereto from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and the transfers and assignment of the Contributed Assets and the other transactions contemplated hereby and thereby.

                    (c)      At or prior to the Effective Time, Leucadia and Crimson in their respective capacities as direct and indirect stockholders of their respective Subsidiaries, shall each ratify any actions that are reasonably necessary or desirable to be taken by Crimson or any other Subsidiary of Leucadia or Crimson, as the case may be, to effectuate the transactions contemplated by this Agreement.

          6.2     Confidentiality.

                    (a)      From and after the Effective Time, subject to Section 6.2(b) and except as contemplated by or otherwise provided in this Agreement or any Ancillary Agreement, without the prior written consent of the other party (which may be withheld in such party’s sole discretion), each party shall not, and shall cause its Subsidiaries and officers, directors, employees, and other agents and representatives, including attorneys, agents, customers, suppliers, contractors, consultants and other representatives of any Person providing financing (collectively, “Representatives”), not to, directly or indirectly, disclose, reveal, divulge or communicate any Confidential Information of the other party or Shared Information to any Person other than Representatives of such party or of its Subsidiaries who reasonably need to know such information for the purpose of operating such party’s business in its ordinary course. The Leucadia Group and the Crimson Group shall use the same degree of care to prevent and restrain the unauthorized use or disclosure of the Confidential Information and Shared Information by any of their Representatives as they currently use for their own confidential information of a like nature, but in no event less than a reasonable standard of care. For purposes of this Section 6.2(a), any information, material or document (i) exclusively relating to the business of Crimson or Leucadia (as applicable) that is furnished to, or in the possession of, the other party, irrespective of the form of communication, and all notes, analyses, compilations, forecasts, data, translations, studies, memoranda or other documents prepared by the other party or its officers, directors and Subsidiaries, that contain or otherwise reflect such information, material or document, is herein referred to as “Confidential Information,” and (ii) relating to both (A) the businesses currently or formerly conducted, or proposed to be conducted, by Leucadia or any of its Subsidiaries (other than any member of the Crimson Group) and (B) the Crimson Business that is furnished to, or in the possession of, any member of the Leucadia Group or any member of the Crimson Group, irrespective of the form of communication, and all notes, analyses, compilations, forecasts, data, translations, studies, memoranda or other documents prepared by, for or on behalf of the party possessing such information, material or document, is herein referred to as “Shared Information.” Confidential Information and Shared Information do not include, and there shall be no obligation hereunder with respect to, information that (x) is or becomes generally available to the public, other than as a result of a disclosure by any member of the Leucadia Group or any member of the Crimson Group (as applicable) not otherwise permissible hereunder, (y) Leucadia or Crimson (as applicable) can demonstrate was or became available to the other party without reference to the Confidential Information or from a source other than the other party and its respective Subsidiaries or (z) is developed independently by the other party and without reference to any Shared Information; provided, however, that, in the case of clause (y), the source of such information was not known by such party to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the other party or its Subsidiaries with respect to such information.

                    (b)      If Leucadia or its Subsidiaries, on the one hand, or Crimson or its Subsidiaries, on the other hand, are requested or required (by oral question, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) by any Governmental Authority or pursuant to applicable Law to disclose or provide any Shared Information (applicable to both parties) or Confidential Information, the Person receiving such request or demand shall use commercially reasonable efforts to provide the other party with written notice of such request or demand as promptly as practicable under the circumstances so that such other party shall have an opportunity to seek an appropriate protective order. The party receiving such request or demand agrees to take, and cause its representatives to take, at the requesting party’s expense, all other reasonable steps necessary to obtain confidential treatment by the recipient. Subject to the foregoing, the party that received such request or demand may thereafter disclose or provide any Shared Information or Confidential to the extent required by such Law (as so advised by counsel) or by lawful process or such Governmental Authority. This Section 6.2(b) shall not apply to any information furnished pursuant to the provisions of Article IV of this Agreement.

                    (c)      Each of Leucadia and Crimson acknowledges that it and the other members of its Group may have in their possession confidential or proprietary information of third Persons that was received under confidentiality or non-disclosure agreements with such third Person prior to the Effective Time. Leucadia and Crimson each agrees that it will hold, and will cause the other members of its Group and their respective Representatives to hold, in strict confidence the confidential and proprietary information of third Persons to which it or any other member of its respective Group has access, in accordance with the terms of any agreements entered into prior to the Effective Time between or among one or more members of the applicable party’s Group and such third Persons.

          6.3     Insurance Matters.

                    (a)      Except as expressly provided herein, Crimson acknowledges and agrees, on its own behalf and on behalf of each other member of the Crimson Group, that, from and after the Effective Time, neither Crimson nor any member of the Crimson Group shall have any rights to or under any of Leucadia’s or its Subsidiaries’ insurance policies, other than any insurance policies acquired prior to the Effective Time directly by and in the name of a member of the Crimson Group or as expressly provided in this Section 6.3; provided, however, that Crimson shall be entitled to any loss recoveries paid to any member of the Leucadia Group subsequent to the Effective Time in respect of any insurance claims to the extent related to the Crimson Business that were open prior to the Effective Time less the amount of (i) any liabilities (other than Leucadia Liabilities) that Leucadia or its Subsidiaries (including, for the avoidance of doubt, any member of the Crimson Group) incurred and paid in connection therewith prior to the Effective Time and (ii) any liabilities incurred by any member of the Leucadia Group in connection with obtaining such insurance recoveries.

                    (b)      Notwithstanding Section 6.3(a), from and after the Effective Time, with respect to losses, damages, wrongful acts or liability incurred prior to the Effective Time, Crimson may access Leucadia’s insurance policies as follows:

                              (i)       to file claims against Leucadia’s occurrence policies in effect at or prior to the Effective Time for losses based on covered injuries occurring at or before the Effective Time; and

                              (ii)      to file claims against Leucadia’s claims made policies in force at the time the claim is made if the act giving rise to the claim occurred prior to the Effective Time;

provided, however, that, in the case of each of clause (i) and (ii), such access to, and the right to make claims under such insurance policies, shall be subject to the terms and conditions of the applicable insurance policies, including any limits on coverage or scope, any deductible and other fees and expenses, and shall be subject to:

                                        (A)      For so long as Crimson may access Leucadia’s policies, Crimson shall report as promptly as practicable claims under all accessed Leucadia insurance policies directly to the applicable insurance company in accordance with Leucadia’s claim reporting procedures in effect immediately prior to the Effective Time and provide copies of such reported claims to Leucadia’s Treasurer and Corporate Secretary;

                                       (B)      Crimson shall indemnify, hold harmless and reimburse Leucadia and its Subsidiaries for any deductibles and self-insured retention incurred by Leucadia or its Subsidiaries to the extent resulting from any access to, or any claims made by Crimson or any of its Subsidiaries under, any insurance policies provided pursuant to Section 6.3(b)(i) and Section 6.3(b)(ii) including any indemnity payments, settlements, judgments, legal fees and allocated claims expenses and claim handling fees, whether such claims are made by Crimson, its employees or third Persons;

                                       (C)      Crimson shall exclusively bear (and Leucadia shall have no obligation to repay or reimburse Crimson or its Subsidiaries for) and shall be liable for all uninsured, uncovered, unavailable or uncollectible amounts of all such claims made by Crimson or any of its Subsidiaries under the policies as provided for in this Section 6.3(b); and

                                       (D)      Crimson shall be responsible for, and shall directly pay the applicable third Person, all costs and expenses incurred in connection with the filing and prosecution of any claim and the collection of any insurance proceeds related thereto.

                    (c)      Any payments, costs and adjustments required pursuant to Section 6.3(b) and which are incurred and/or paid by Leucadia shall be billed by Leucadia to Crimson on a monthly basis and payable within 30 days from receipt of invoice. If payment is not made within 60 days of invoice, the outstanding amount will accrue interest from and including the 60th day following the date of the invoice to (but excluding) the date of payment at a rate per annum equal to 10%. If Leucadia incurs costs to enforce Crimson’s obligations herein, Crimson agrees to indemnify Leucadia for such enforcement costs, including attorneys’ fees.

                    (d)      Except as set forth in the proviso to Section 6.3(a), Crimson acknowledges and agrees on its own behalf, and on behalf of each other member of the Crimson Group, that neither Crimson nor any member of the Crimson Group shall have any right or claim against Leucadia or any of its Subsidiaries for reimbursement, payment or any other obligation arising from any insurance policy covering Crimson or any member of the Crimson Group, and hereby irrevocably releases, as of the Effective Time, Leucadia and its Subsidiaries from all of the duties, obligations, responsibilities and liabilities, known or unknown, reported or not reported, imposed upon Leucadia or any of its Subsidiaries to the extent resulting from, relating to or arising out of any such insurance policy, without recourse to Leucadia or any of its Subsidiaries.

                    (e)      Leucadia shall retain the exclusive right to control its insurance policies and programs, including the right to exhaust, settle, release, commute, buy-back or otherwise resolve disputes with respect to any of its insurance policies and programs and to amend, modify or waive any rights under any such insurance policies and programs, notwithstanding whether any such policies or programs apply to any Crimson Liabilities and/or claims Crimson has made or could make in the future, and no member of the Crimson Group shall, without the prior written consent of Leucadia, erode, exhaust, settle, release, commute, buy-back or otherwise resolve disputes with Leucadia’s insurers with respect to any of Leucadia’s insurance policies and programs, or amend, modify or waive any rights under any such insurance policies and programs. Crimson shall cooperate with Leucadia and share such information as is reasonably necessary in order to permit Leucadia to manage and conduct its insurance matters as it deems appropriate.

                    (f)      At the Effective Time, Crimson shall have in effect all insurance programs required to comply with law or Crimson’s contractual obligations and such other insurance policies as reasonably necessary or customary for companies operating a business similar to Crimson’s.

                    (g)      Leucadia and its Subsidiaries shall have no obligation to secure extended reporting for any claims under any of Leucadia’s or its Subsidiaries’ claims-made or occurrence-reported liability policies for any acts or omissions by any member of the Crimson Group incurred prior to the Effective Time.

                    (h)      This Agreement shall not be considered as an attempted assignment of any policy of insurance or as a contract of insurance and shall not be construed to waive any right or remedy of any member of the Leucadia Group in respect of any of the Leucadia insurance policies and programs or any other Contract or policy of insurance.

          6.4     Allocation of Costs and Expenses.

                    (a)      Leucadia shall pay for all out-of-pocket fees, costs and expenses (including legal costs, fees and expenses, including fees and expenses of experts and consultants) incurred by Leucadia or any of its Subsidiaries prior to and at the Effective Time in connection with (i) the preparation and negotiation of this Agreement, each Ancillary Agreement (unless otherwise expressly provided therein) and all other documentation related to the Transactions and all related transactions, (ii) the preparation and execution or filing of any and all other documents, agreements, forms, applications, Contracts or consents associated with the Transactions and all related transactions, (iii) the preparation and filing of Crimson’s and its Subsidiaries’ organizational documents, (iv) the preparation, printing, filing and/or mailing, as applicable, of the Form 10 and the Information Statement and/or any other required securities filings, including all fees and expenses of complying with applicable federal and state securities Laws, together with fees and expenses of counsel retained to effect such compliance, and (v) the fees and expenses of Moss Adams LLP incurred in connection with the Form 10 and the Information Statement and/or any other required securities filings.

                    (b)      Crimson shall pay for all out-of-pocket fees, costs and expenses (including legal costs, fees and expenses, including fees and expenses of experts and consultants) incurred by Crimson or any of its Subsidiaries prior to and at the Effective Time in connection with (i) each of the financing transactions described in the Form 10, including any financing transactions to be entered into by Crimson or any of its Subsidiaries, (ii) the initial quotation of the Crimson Common Stock on the Over-the-Counter Bulletin Board or OTC Markets Group, Inc. (as applicable), and (iii) the fees and expenses of any other advisors incurred in connection with the Transactions other than those advisor fees that shall be paid for by Leucadia in accordance with Section 6.4(a).

          6.5     Tax Matters. Leucadia and Crimson shall enter into the Tax Matters Agreement at or prior to the Effective Time. To the extent any type of representations, warranties, covenants or agreements between the parties with respect to Taxes or other matters are covered by the Tax Matters Agreement, such Taxes and other matters shall be governed exclusively by the Tax Matters Agreement and not by this Agreement.

ARTICLE VII

DISPUTE RESOLUTION

          7.1     General Provisions.

                    (a)      Any dispute, controversy or claim arising out of or relating to this Agreement, the Administrative Services Agreement or the Tax Matters Agreement (“a “Dispute”) shall be subject to the procedures in this Article VII. Each of the parties hereto consents to the procedures set forth in this Article VII in connection with any dispute arising out of or relating to this Agreement or the Tax Matters Agreement.

                    (b)      Commencing with a request contemplated by Section 7.2 set forth below, all communications between the parties or their representatives in connection with the attempted resolution of any Dispute shall be deemed to have been delivered in furtherance of a Dispute settlement and shall be exempt from discovery and production, and shall not be admissible into evidence for any reason (whether as an admission or otherwise), in any arbitral or other proceeding for the resolution of any Dispute.

                    (c)      THE PARTIES EXPRESSLY WAIVE AND FOREGO ANY RIGHT TO (I) SPECIAL DAMAGES, AS DEFINED HEREIN (PROVIDED, THAT LIABILITY FOR ANY SUCH SPECIAL DAMAGES, AS DEFINED HEREIN, WITH RESPECT TO ANY THIRD PARTY CLAIM SHALL BE CONSIDERED DIRECT DAMAGES) AND (II) TRIAL BY JURY.

                    (d)      All applicable statutes of limitations and defenses based upon the passage of time shall be tolled while the procedures specified in this Article VII are pending. The parties will take any necessary or appropriate action required to effectuate such tolling.

          7.2     Consideration by Senior Executives. If a Dispute is not resolved in the normal course of business at the operational level, the parties shall attempt in good faith to resolve the Dispute by negotiation between the Groups’ executives who hold, respectively, the office of Vice President (or a more senior office). Either party may initiate the executive negotiation process by providing a written notice to the other (the “Initial Notice”). Within 15 days, the receiving party shall submit to the other a written response (the “Response”). The Initial Notice and the Response shall include (i) a statement of the Dispute and of each party’s position and (ii) the name and title of the executive who will represent that party and of any other person who will accompany the executive. The parties agree that such executives shall have full and complete authority to resolve any Disputes submitted pursuant to this Section 7.2. Such executives will meet in person or by teleconference or video conference within 30 days of the date of the Initial Notice to seek a resolution of the Dispute. In the event that the executives are unable to agree to a location or format for such meeting, the meeting shall be convened by teleconference.

          7.3     Mediation.

                    (a)      If a Dispute is not resolved by negotiation as provided in Section 7.2 within 45 days from the delivery of the Initial Notice, then either party shall submit such Dispute to non-binding mediation using a mediator to be mutually agreed upon by the parties to be selected from Jams, Inc., 620 Eighth Avenue, New York, New York, or such other mutually agreeable alternate dispute resolution provider.

                    (b)      The parties agree that any Dispute submitted to mediation shall be governed by, and construed and interpreted in accordance with, Section 8.1.

                    (c)      Each party shall bear (i) its own fees, costs and expenses and (ii) an equal share of other expenses of the mediation, including the fees, costs and expenses of the mediator.

          7.4     Specific Performance. In the event of any actual or threatened material default in, or material breach of, any of the terms, conditions and provisions of this Agreement or the Tax Matters Agreement, the party or parties who are or are to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief (on an interim or permanent basis) of its rights under such agreement. In such circumstances, the parties shall first seek consideration by senior executives under Section 7.2 hereof, adjusting the time frame as needed to address the urgency of the circumstances, and in the event such senior executive consideration is unsuccessful in resolving the dispute, the parties will not need to comply with the mediation provisions set out in Section 7.3 hereof. Such rights shall be in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The parties agree that the remedies at law for any breach or threatened breach, including monetary damages, may be inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the parties to this Agreement.

          7.5     Jurisdiction; Enforcement. Each of the parties hereto irrevocably agrees that any action with respect to this Agreement or any of the Ancillary Agreements and the rights and obligations arising hereunder or thereunder, or for recognition and enforcement of any judgment in respect of this Agreement or any of the Ancillary Agreements and the rights and obligations arising hereunder or thereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the state or federal courts located in the City of New York, Borough of Manhattan. Each of the parties hereto hereby irrevocably submits with regard to any such action for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the Ancillary Agreements in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action with respect to this Agreement or any of the Ancillary Agreements, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve in accordance with this, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable Law, any claim that (i) the action in such court is brought in an inconvenient forum, (ii) the venue of such action is improper or (iii) this Agreement or any of the Ancillary Agreements or the subject matter hereof or thereof, may not be enforced in or by such courts.

ARTICLE VIII

MISCELLANEOUS

          8.1     Governing Law. This Agreement and, unless expressly provided therein, each Ancillary Agreement, and any dispute arising out of or relating to this Agreement or, unless expressly provided therein, each Ancillary Agreement, shall be governed by and construed and interpreted in accordance with the Laws of the State of New York irrespective of the choice of laws principles of the State of New York.

          8.2     Survival of Covenants. Except as expressly set forth in any Ancillary Agreement, the covenants and other agreements contained in this Agreement and each Ancillary Agreement, and liability for the breach of any obligations contained herein or therein, shall survive each of the Contribution and the Distribution and shall remain in full force and effect.

          8.3     Force Majeure. No party hereto (or any Person acting on its behalf) shall have any liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement or, unless otherwise expressly provided therein, any Ancillary Agreement, so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. A party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event, (i) notify the other parties of the nature and extent of any such Force Majeure condition and (ii) use due diligence to remove any such causes and resume performance under this Agreement as soon as feasible.

          8.4     Notices. All notices, requests, claims, demands and other communications under this Agreement and, to the extent applicable and unless otherwise provided therein, under each of the Ancillary Agreements shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile or electronic transmission with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.4):

(i)	if to Leucadia:

Leucadia National Corporation
315 Park Avenue South
New York, NY 10010
	Attention:	Chief Financial Officer
	Facsimile:	212-598-4869

(ii)	if to Crimson:

Crimson Wine Group, Ltd.
5901 Silverado Trail
Napa, CA 94558

Attention:	President and Chief Executive Officer
Facsimile:	707-257-4780

a copy of all notices should also be sent to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attention:	Andrea A. Bernstein
Facsimile:	(212) 310-8007

          8.5     Termination. Notwithstanding any provision to the contrary, this Agreement may be terminated and the Distribution abandoned at any time prior to the Effective Time by and in the sole discretion of Leucadia without the prior approval of any Person, including Crimson. In the event of such termination, this Agreement shall become void and no party, or any of its officers and directors, shall have any liability to any Person by reason of this Agreement. After the Effective Time, this Agreement may not be terminated except by an agreement in writing signed by each of the parties to this Agreement.

          8.6     Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

          8.7     Entire Agreement. Except as otherwise expressly provided in this Agreement, this Agreement and the Ancillary Agreements (including the Schedule and Exhibits hereto and thereto, if any) constitute the entire agreement of the parties hereto with respect to the subject matter of this Agreement and supersede all prior agreements and undertakings, both written and oral, between or on behalf of the parties hereto with respect to the subject matter of this Agreement.

          8.8     Assignment; No Third-Party Beneficiaries. This Agreement shall not be assigned by either party without the prior written consent of the other party. Notwithstanding the foregoing, either party may assign (i) any or all of its rights and obligations under this Agreement to any of its Subsidiaries and (ii) any or all of its rights and obligations under this Agreement in connection with a sale or disposition of any assets or entities or lines of business; provided, however, that, in each case, no such assignment shall release the assigning party from any liability or obligation under this Agreement. Except as provided in Article V with respect to Indemnified Parties, this Agreement is for the sole benefit of the parties to this Agreement and members of their respective Group and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

          8.9     Public Announcements. From and after the Effective Time, Leucadia and Crimson shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to any matters covered by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any agreement with any securities quotation system.

          8.10    Amendment. No provision of this Agreement may be amended or modified except by a written instrument signed by all the parties to this Agreement. No waiver by any party of any provision of this Agreement shall be effective unless explicitly set forth in writing and executed by the party so waiving. The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other subsequent breach.

          8.11    Rules of Construction. Interpretation of this Agreement shall be governed by the following rules of construction: (i) in the event of any conflict between the terms and conditions of this Agreement and the terms and conditions of any Ancillary Agreement, the terms and conditions of the Ancillary Agreement shall govern and control this Agreement, unless otherwise specified herein; (ii) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires; (iii) references to the terms Article, Section, paragraph, clause, Exhibit and Schedule are references to the Articles, Sections, paragraphs, clauses, Exhibits and Schedules of this Agreement unless otherwise specified; (iv) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Schedule and Exhibits hereto; (v) references to “$” shall mean U.S. dollars; (vi) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified; (vii) the word “or” shall not be exclusive; (viii) references to “written” or “in writing” include in electronic form; (ix) unless the context requires otherwise, references to “party” shall mean Leucadia or Crimson, as appropriate, and references to “parties” shall mean Leucadia and Crimson; (x) provisions shall apply, when appropriate, to successive events and transactions; (xi) the table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (xii) Leucadia and Crimson have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or burdening either party by virtue of the authorship of any of the provisions in this Agreement or any interim drafts of this Agreement; and (xiii) a reference to any Person includes such Person’s successors and permitted assigns.

          8.12    Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties to each such agreement in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or portable document format (PDF) shall be as effective as delivery of a manually executed counterpart of any such Agreement.

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                    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

LEUCADIA NATIONAL CORPORATION

By:	/s/ Joseph A. Orlando
Name: Joseph A. Orlando
Title: Vice President & Chief Financial Officer

CRIMSON WINE GROUP, LTD.

By:	/s/ Patrick DeLong
Name: Patrick DeLong
Title Chief Financial & Operating Officer

Signature Page to Separation Agreement

SCHEDULE 1.1

Crimson Group

Name	State of Incorporation
Crimson Wine Group, Ltd. Chamisal Vineyards, LLC	Delaware Delaware
Double Canyon, LLC	Delaware
Pine Ridge Winery, LLC	Delaware